Exhibit 99.1

News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	February 22, 2021
Contact:	Jeff Hedges
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Reports Results for the Quarter and Year Ended December 31, 2020

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) reported operating results for the quarter and year ended December 31, 2020.

Operating Results for the Three Months and Year Ended December 31, 2020

Net income allocable to common shareholders for the three months and year ended December 31, 2020 was $26.9 million, or $0.98 per diluted common share, and $124.6 million, or $4.52 per diluted common share, respectively. Net operating income (“NOI”) attributable to the Company’s Same Park portfolio (defined below) was $68.0 million and $270.8 million for the three months and year ended December 31, 2020, respectively, representing decreases of 3.0% and 0.6% over the same periods in 2019, respectively.

The Company also reports NOI on a cash basis, which excludes non-cash rental income such as amortization of deferred rent receivable and other non-cash items, and also excludes rents that have been deferred or abated during the period. Same Park Cash NOI was $69.2 million and $267.4 million for the three months and year ended December 31, 2020, respectively, representing decreases of 0.5% and 0.9% over the same periods in 2019, respectively. The decrease in Same Park Cash NOI for the three months ended December 31, 2020 was primarily driven by lower weighted average occupancy in the fourth quarter of 2020, which was 92.0% versus 94.4% in the fourth quarter of 2019. The decrease in Same Park Cash NOI for the year ended December 31, 2020 was primarily driven by lower weighted average occupancy, which was 92.4% in 2020 versus 94.5% in 2019, and $2.4 million of rent deferrals, net of repayments and $1.3 million of rent abatement granted to customers as a result of the COVID-19 pandemic. The Company noted that Same Park Cash Rental Income per occupied square foot increased by 2.4% during the year, from $15.65 in 2019 to $16.03 in 2020. Excluding the effect of the aforementioned rent deferrals and rent abatement, Same Park Cash Rental Income per occupied square foot increased 3.4%, from $15.65 in 2019 to $16.18 in 2020.

Further detail on the change in Same Park rental income for the three months and years ended December 31, 2020 and 2019 are provided in the table below (in thousands):

	For The Three Months			For The Years
	Ended December 31,			Ended December 31,
	2020	2019	Change	2020	2019	Change
Rental income
Base rental income	$73,091	$74,597	$(1,506)	$292,729	$289,361	$3,368
Expense recovery income	22,590	21,879	711	90,225	88,523	1,702
Lease buyout income	393	232	161	1,199	1,373	(174)
Rent receivable write-off	(91)	(190)	99	(1,461)	(1,033)	(428)
Abatements	(97)	—	(97)	(1,300)	—	(1,300)
Deferrals, net of repayments	1,683	—	1,683	(2,356)	—	(2,356)
Fee income	208	332	(124)	911	1,271	(360)

Cash Rental Income	97,777	96,850	927	379,947	379,495	452
Non-Cash Rental Income (1)	(1,204)	565	(1,769)	3,417	2,455	962

Total rental income	$96,573	$97,415	$(842)	$383,364	$381,950	$1,414

(1)

Non-cash rental income includes amortization of deferred rent receivable (net of write-offs), in-place lease intangible, tenant improvement reimbursement, and lease incentive intangible. Same Park Non-Cash Rental Income is presented net of deferred rent receivable write-offs of $0.4 million and $0.1 million for the three months ended December 31, 2020 and 2019, respectively, and $3.0 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively.

Additional detail on Same Park NOI and Same Park Cash NOI for the three months and year ended December 31, 2020 is provided in the Property Operations–Same Park Portfolio section below.

Funds from Operations (“FFO”), Core FFO, and Funds Available for Distribution (“FAD”)

FFO for the three months and year ended December 31, 2020 was $1.66 per share and $6.51 per share, respectively, representing increases of 23.9% and 0.6% from the same periods in 2019, respectively. FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts and generally represents GAAP net income before (i) real estate depreciation and amortization expense, (ii) gains or losses on sales of operating properties, and (iii) land and impairment charges on real estate assets.

Core FFO, which the Company defines as FFO excluding the impact of (i) charges related to the redemption of preferred stock and (ii) other nonrecurring income or expense items as appropriate, was $1.66 and $6.57 per share for the three months and year ended December 31, 2020, respectively, representing an increase of 0.3% and a decrease of 3.2% from the same periods in 2019. There were no differences between FFO and Core FFO for the three months ended December 31, 2020. For the year ended December 31, 2020, the Company excluded in its presentation of Core FFO accelerated amortization of $1.7 million of stock compensation expense as a result of the retirement of its President and Chief Executive Officer, Maria Hawthorne, and non-capitalizable demolition costs of $0.3 million related to its multifamily development in Tysons, Virginia, due to the nonrecurring nature of these expenses. For the three months and year ended December 31, 2019, the Company excluded from its presentation of Core FFO a non-cash charge of $11.0 million related to the redemption of preferred stock (Series U and V) incurred during the quarter ended December 31, 2019. Additional information on these items is included on the Company’s annual report on Form 10-K.

FAD for the three months and year ended December 31, 2020 was $48.0 million and $190.1 million, respectively, representing an increase of 6.7% and a decrease of 2.4%, respectively, from the same periods in 2019. The three month increase in FAD is primarily attributable to lower preferred distributions and recurring capital expenditures in the three months ended December 31, 2020 versus 2019, partially offset by lower interest income. The decrease in FAD for the year ended December 31, 2020 is attributable to lower Same Park Cash NOI driven by rent deferrals (net of amounts repaid) and abatements incurred in 2020, as well as lower Cash NOI from assets sold, partially offset by lower preferred distributions and recurring capital expenditures. FAD is a non-GAAP measure that represents Core FFO adjusted to (i) deduct recurring capital improvements and capitalized tenant improvements and lease commissions and (ii) remove certain non-cash income or expenses, such as amortization of deferred rent receivable and stock compensation expense.

FFO, Core FFO, and FAD are not substitutes for GAAP net income. Other real estate investment trusts (“REITs”) may compute FFO, Core FFO, and FAD differently, which could inhibit comparability. The Company believes its presentations of FFO, Core FFO, and FAD assist investors and analysts in analyzing and comparing the operating and financial performance between reporting periods.

Lease Production

During the three months and year ended December 31, 2020, the Company executed leases on 1.9 million and 7.5 million square feet, respectively, compared to 2.1 million and 7.4 million for the three months and year ended December 31, 2019, respectively. The Company also reported that in December 2020 it entered into a five-year lease agreement for a 138,000 square foot suite at its Wiegman Distribution property in Hayward, California, with cash rental rate growth of 41.1% over the outgoing rent. With this lease, coupled with a lease agreement the Company executed in the second quarter of 2020 for a 180,000 square foot suite, the Company has backfilled 70% of the 460,000 square foot building the Company received back in January 2020 after a long-term tenant vacated the property at the end of its lease term.

Weighted average cash rental rate growth on leases executed during the three months and year ended December 31, 2020 was 5.3% and 5.8%, respectively, while average net effective rent1 growth was 14.9% and 16.0% for the same periods, respectively. Average lease term of the leases executed during the three months ended December 31, 2020 was 3.3 years, with associated average transaction costs (tenant improvements and leasing commissions) of $2.92 per square foot. For comparative purposes, average lease term and transaction costs on leases executed in the same period of 2019 were 4.8 years and $4.08 per square foot, respectively.

Property Operations–Same Park Portfolio

The Company believes that evaluation of the Same Park portfolio, defined as all properties owned and operated as of December 31, 2020 that were acquired prior to January 1, 2018, provides an informative view of how the Company’s portfolio has performed over comparable periods. As of December 31, 2020, the Same Park portfolio consisted of 25.7 million rentable square feet, or 92.8% of the Company’s 27.7 million total rentable square feet, excluding the Company’s 95.0% interest in a 395-unit multifamily property.

[1]	Net effective rent represents average rental payments for the term of a lease on a straight-line basis in accordance with GAAP, excluding operating expense reimbursements.

The following table presents the unaudited operating results of the Company’s Same Park facilities for the three months and years ended December 31, 2020 and 2019 (in thousands, except per square foot amounts):

	For the Three Months			For The Years
	Ended December 31,			Ended December 31,
	2020	2019	Change	2020	2019	Change
Rental income
Cash Rental Income (1)	$97,777	$96,850	1.0%	$379,947	$379,495	0.1%
Non-Cash Rental Income (2)	(1,204)	565	(313.1%)	3,417	2,455	39.2%

Total rental income	96,573	97,415	(0.9%)	383,364	381,950	0.4%
Adjusted Cost of Operations (3)
Property taxes	9,950	9,601	3.6%	42,360	40,016	5.9%
Utilities	4,729	4,883	(3.2%)	18,835	19,493	(3.4%)
Repairs and maintenance	7,219	6,094	18.5%	24,495	23,489	4.3%
Payroll	3,951	4,127	(4.3%)	15,981	15,197	5.2%
Snow removal	195	13	1400.0%	274	1,046	(73.8%)
Property insurance	1,073	1,025	4.7%	4,082	3,371	21.1%
Other expenses	1,418	1,538	(7.8%)	6,542	6,947	(5.8%)

Total Adjusted Cost of Operations	28,535	27,281	4.6%	112,569	109,559	2.7%

NOI (4)	$68,038	$70,134	(3.0%)	$270,795	$272,391	(0.6%)

Cash NOI (5)	$69,242	$69,569	(0.5%)	$267,378	$269,936	(0.9%)

Selected Statistical Data
Rentable square footage at period end	25,656	25,656	—	25,656	25,656	—
NOI margin (6)	70.5%	72.0%	(2.1%)	70.6%	71.3%	(1.0%)
Cash NOI margin (7)	70.8%	71.8%	(1.4%)	70.4%	71.1%	(1.0%)
Weighted average square foot occupancy	92.0%	94.4%	(2.5%)	92.4%	94.5%	(2.2%)
Revenue per occupied square foot (8)	$16.37	$16.09	1.7%	$16.17	$15.75	2.7%
Revenue per available foot (RevPAF) (9)	$15.06	$15.19	(0.9%)	$14.94	$14.89	0.3%
Cash Rental Income per occupied square foot (10)	$16.57	$15.99	3.6%	$16.03	$15.65	2.4%
Cash Rental Income per available foot (11)	$15.24	$15.10	0.9%	$14.81	$14.79	0.1%

(1)	Cash Rental Income represents rental income excluding Non-Cash Rental Income (defined below).
(2)

Non-Cash Rental Income represents amortization of deferred rent receivable, amortization of above and below market rents, net, and amortization of lease incentives and tenant improvement reimbursements.

(3)

Adjusted Cost of Operations, as presented above, excludes stock compensation expense for employees whose compensation expense is recorded in cost of operations, which can vary significantly period to period based upon the performance of the Company.

(4)

The Company utilizes NOI, a non-GAAP financial measure, to evaluate the operating performance of its business parks. The Company defines NOI as rental income less Adjusted Cost of Operations. The Company believes NOI assists investors in analyzing the performance of its real estate by excluding (i) corporate overhead (i.e., general and administrative expense) because it does not relate to the direct operating performance of the real estate, (ii) depreciation and amortization expense because it does not accurately reflect changes in the fair value of the real estate, and (iii) stock compensation expense because this expense item can vary significantly from period to period and thus impact comparability across periods.

(5)

The Company utilizes Cash NOI to evaluate the cash flow performance of its business parks, and believes investors utilize this metric for the same purpose. The Company defines Cash NOI as Cash Rental Income less Adjusted Cost of Operations.

(6)	NOI margin is computed by dividing NOI by rental income.
(7)	Cash NOI margin is computed by dividing Cash NOI by Cash Rental Income.
(8)

Revenue per occupied square foot is computed by dividing rental income for the period by weighted average occupied square feet for the same period. Revenue per occupied square foot for the three month period shown is annualized.

(9)

Revenue per Available Square Foot (RevPAF) is computed by dividing rental income for the period by weighted average available square feet for the same period. RevPAF for the three month period shown is annualized.

(10)

Cash Rental Income per occupied square foot is computed by dividing Cash Rental Income for the period by weighted average occupied square feet for the same period. Cash rental income per occupied square foot for the three month period shown is annualized.

(11)

Cash Rental Income per Available Square Foot is computed by dividing Cash Rental Income for the period by weighted average available square feet for the same period. Cash rental income per available square foot for the three month period shown is annualized.

The following table summarizes unaudited selected quarterly financial data with respect to the Same Park facilities (in thousands, except per square foot amounts):

	For the Three Months Ended
	March 31	June 30	September 30	December 31	Full Year
Rental income (1)
2020	$97,735	$92,657	$96,399	$96,573	$383,364
2019	$94,604	$94,794	$95,137	$97,415	$381,950

Adjusted Cost of Operations (2)
2020	$28,134	$26,997	$28,903	$28,535	$112,569
2019	$28,143	$26,683	$27,452	$27,281	$109,559

NOI (3)
2020	$69,601	$65,660	$67,496	$68,038	$270,795
2019	$66,461	$68,111	$67,685	$70,134	$272,391

Weighted average square foot occupancy
2020	92.9%	92.4%	92.3%	92.0%	92.4%
2019	94.7%	94.2%	94.7%	94.4%	94.5%

Revenue per occupied square foot (4)
2020	$16.40	$15.64	$16.29	$16.37	$16.17
2019	$15.57	$15.68	$15.66	$16.09	$15.75

RevPAF (5)
2020	$15.24	$14.45	$15.03	$15.06	$14.94
2019	$14.75	$14.78	$14.83	$15.19	$14.89

(1)

Included in the calculation of Same Park rental income are (a) lease buyout income of $0.2 million, $0.8 million, $0.2 million, $0.2 million, $0.3 million, $0.3 million, $0.3 million, and $0.4 million for the three months ended March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020, and December 31, 2020, respectively, (b) accounts receivable write-offs of $0.2 million, $0.3 million, $0.3 million, $0.2 million, $0.1 million, $1.1 million, $0.2 million, and $0.1 million for the three months ended March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020, and December 31, 2020, respectively, and (c) deferred rent receivable write-offs of $0.1 million, $0.1 million, $0.1 million, $0.1 million, $0, $2.3 million, $0.3 million, and $0.4 million for the three months ended March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020, and December 31, 2020, respectively.

(2)

Adjusted Cost of Operations excludes stock compensation expense for employees whose compensation expense is recorded in cost of operations, which can vary significantly period to period based upon the performance of the Company.

(3)

The Company utilizes NOI, a non-GAAP financial measure, to evaluate the operating performance of its business parks. The Company defines NOI as rental income less Adjusted Cost of Operations. The Company believes NOI assists investors in analyzing the performance of its real estate by excluding (i) corporate overhead (i.e., general and administrative expense) because it does not relate to the direct operating performance of the real estate, (ii) depreciation and amortization expense because it does not accurately reflect changes in the fair value of the real estate, and (iii) stock compensation expense because this expense item can vary significantly from period to period and thus impact comparability across periods.

(4)

Revenue per occupied square foot is computed by dividing rental income for the period by weighted average occupied square feet for the same period. Revenue per occupied square foot for the three month periods shown is annualized.

(5)	RevPAF is computed by dividing rental income for the period by weighted average available square feet for the same period. RevPAF for the three month periods shown is annualized.

COVID-19 Pandemic/Rent Collections Update

The COVID-19 pandemic has had and is expected to continue to have a significant impact on the Company’s operations and capital plans; however, the effect to the Company’s financial and operating performance in the fourth quarter was less pronounced than the prior two quarters. During the three months ended December 31, 2020, the Company granted $0.2 million of deferred rent and less than $0.1 million of rent abatement. For the year ended December 31, 2020, the Company granted rent relief to 393 customers (approximately 11.0% of total customers based on rental income) including $5.7 million of rent deferral and $1.3 million of rent abatement. As of February 19, 2021, the Company collected $3.7 million, or 97.1%, of the scheduled repayments of COVID-19 related rent deferrals billed through February 1, 2021.

During the three months ended December 31, 2020, the Company wrote-off $0.2 million of accounts receivable, which is in-line with the $0.2 million written-off during the three months ended December 31, 2019. Also, during the three months ended December 31, 2020, the Company wrote-off deferred rent receivables of $0.4 million, which is slightly higher than the $0.1 million written-off during the three months ended December 31, 2019. For the year ended December 31, 2020, the Company wrote-off accounts receivable of $1.6 million, representing 41bps of Cash Rental Income, compared to $1.1 million, or 27bps of Cash Rental Income in 2019.

The table below represents percentages of billed revenue that the Company has collected, deferred, and abated/written-off, by product type, for the respective periods presented (percentages shown are all as of December 31, 2020). Notably, rent collection percentages in the fourth quarter were in-line with pre-COVID levels and new deferral and abatement activity during the quarter was insignificant.

	Percentage of Rent
	Collected	Outstanding	Deferred	Abated/ Written-off
Q4 2020
Industrial	98%	2%	0%	0%
Flex	98%	2%	0%	0%
Office	99%	1%	0%	0%
Total	98%	2%	0%	0%

FY 2020
Industrial	97%	0%	2%	1%
Flex	98%	1%	1%	0%
Office	99%	0%	1%	0%
Total	97%	1%	1%	1%

As of February 19, 2021, the Company had open rent relief requests from approximately 1% of customers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Overview, Impact of COVID-19 Pandemic” in its December 31, 2020 Form 10-K for more information.

Acquisition, Dispositions, and Development Update

As previously announced in our third quarter 2020 earnings release, the Company acquired Pickett Industrial Park, a 246,000 square foot infill multi-tenant industrial park located in Alexandria, Virginia, for a total purchase price of $46.3 million on October 28, 2020.

The Company has completed the development of its 83,000 square foot multi-tenant industrial property at its Freeport Business Park adjacent to Dallas/Fort Worth International Airport in Dallas, Texas, for a total development cost of $8.1 million (excluding land value). Separately, the Company reported that construction of Brentford at The Mile is progressing on schedule and in-line with the previous development cost estimate of $110 to $115 million, excluding land value.

Distributions Declared

On February 17, 2021, the Company’s Board of Directors declared a quarterly dividend of $1.05 per common share. Distributions were also declared on the various series of depositary shares, each representing 1/1,000 of a share of preferred stock. Distributions for both common shares and preferred stock will be payable on March 31, 2021 to shareholders of record on March 16, 2021.

Company Information

PS Business Parks, Inc., a member of the S&P MidCap 400, is a REIT that acquires, develops, owns, and operates commercial properties, primarily multi-tenant industrial, flex, and office space. As of December 31, 2020, the Company wholly owned 27.7 million rentable square feet with approximately 5,000 commercial customers in six states. The Company also held a 95.0% interest in a 395-unit apartment complex and a 98.2% interest in an entity developing a 411-unit multifamily apartment complex.

Forward-Looking Statements

When used within this press release, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends,” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the duration and severity of the COVID-19 pandemic and its impact on our business and our customers; the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company’s facilities; the Company’s ability to evaluate, finance, and integrate acquired and developed properties into the Company’s existing operations; the Company’s ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs; the impact of general economic and business conditions, including as a result of the economic fallout of the COVID-19 pandemic; rental rates and occupancy levels at the Company’s facilities; and changes in these conditions as a result of the COVID-19 pandemic, the availability of permanent capital at attractive rates, the outlook and actions of rating agencies and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

Additional information about PS Business Parks, Inc., including more financial analysis of the fourth quarter operating results, is available on the Company’s website at psbusinessparks.com.

A conference call is scheduled for Tuesday, February 23, 2021, at 10:00 a.m. PST (1:00 p.m. EST) to discuss fourth quarter results. The Company will also be discussing its response to the COVID-19 pandemic and the effects it has had on its customers and the operation of its properties. The toll free number is (877) 876-9176; the conference ID is PSBQ420. The call will also be available via a live webcast on the Company’s website. A replay of the conference call will be available through March 9, 2021 at (800) 839-9302, as well as via webcast on the Company’s website.

Additional financial data attached.

PS BUSINESS PARKS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2020	2019
	(Unaudited)
ASSETS

Cash and cash equivalents	$69,083	$62,786

Real estate facilities, at cost
Land	874,680	844,419
Buildings and improvements	2,247,389	2,203,308

	3,122,069	3,047,727
Accumulated depreciation	(1,229,102)	(1,158,489)

	1,892,967	1,889,238
Properties held for sale, net (1)	—	15,264
Land and building held for development, net	43,014	28,110

	1,935,981	1,932,612
Rent receivable	1,519	1,392
Deferred rent receivable (2)	36,788	32,993
Other assets	14,334	16,660

Total assets	$2,057,705	$2,046,443

LIABILITIES AND EQUITY

Accrued and other liabilities	$82,065	$84,632

Total liabilities	82,065	84,632

Commitments and contingencies
Equity
PS Business Parks, Inc.’s shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, 37,790 shares issued and outstanding at ($944,750 aggregate liquidation preference) December 31, 2020 and 2019	944,750	944,750
Common stock, $0.01 par value, 100,000,000 shares authorized, 27,488,547 and 27,440,953 shares issued and outstanding at December 31, 2020 and 2019, respectively	274	274
Paid-in capital	738,022	736,986
Accumulated earnings	73,631	63,666

Total PS Business Parks, Inc.’s shareholders’ equity	1,756,677	1,745,676
Noncontrolling interests	218,963	216,135

Total equity	1,975,640	1,961,811

Total liabilities and equity	$2,057,705	$2,046,443

(1)

Properties held for sale, net as of December 31, 2019 represents two industrial buildings totaling 40,000 square feet located in Redmond, Washington, which were subject to an eminent domain process and sold on September 16, 2020 for a gross sales price of $11.4 million, and one single-tenant building totaling 113,000 square feet located in Montgomery County, Maryland, which sold on January 7, 2020 for a gross sales price of $30.0 million.

(2)	Increase in deferred rent receivable is primarily attributable to rent deferral arrangements that the Company entered into with certain customers as a result of the COVID-19 pandemic.

PS BUSINESS PARKS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	For The Three Months		For The Years
	Ended December 31,		Ended December 31,
	2020	2019	2020	2019
Rental income	$105,088	$106,175	$415,623	$429,846
Expenses
Cost of operations	32,023	30,822	125,513	128,343
Depreciation and amortization	23,668	28,386	96,314	104,249
General and administrative	3,152	3,650	14,526	13,761

Total operating expenses	58,843	62,858	236,353	246,353

Interest and other income	222	1,726	1,234	4,492
Interest and other expense	(172)	(173)	(1,072)	(657)
Gain on sale of real estate facilities	—	16,644	27,273	16,644

Net income	46,295	61,514	206,705	203,972
Allocation to noncontrolling interests	(7,147)	(7,336)	(33,158)	(29,006)

Net income allocable to PS Business Parks, Inc.	39,148	54,178	173,547	174,966
Allocation to preferred shareholders based upon
Distributions	(12,047)	(15,469)	(48,186)	(54,346)
Charge related to the redemption of preferred securities	—	(11,007)	—	(11,007)
Allocation to restricted stock unit holders	(173)	(211)	(716)	(910)

Net income allocable to common shareholders	$26,928	$27,491	$124,645	$108,703

Net income per common share
Basic	$0.98	$1.00	$4.54	$3.96
Diluted	$0.98	$1.00	$4.52	$3.95
Weighted average common shares outstanding
Basic	27,488	27,439	27,475	27,418
Diluted	27,572	27,551	27,563	27,526

PS BUSINESS PARKS, INC.

Computation of Funds from Operations (“FFO”), Core FFO, and Funds Available for Distribution (“FAD”)

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months		For The Years
	Ended December 31,		Ended December 31,
	2020	2019	2020	2019
Net income allocable to common shareholders	$26,928	$27,491	$124,645	$108,703
Adjustments
Gain on sale of real estate facilities	—	(16,644)	(27,273)	(16,644)
Depreciation and amortization expense	23,668	28,386	96,314	104,249
Net income allocated to noncontrolling interests	7,147	7,336	33,158	29,006
Net income allocated to restricted stock unit holders	173	211	716	910
FFO allocated to joint venture partner	(16)	(44)	(118)	(149)

FFO allocable to diluted common shares and units (1)	57,900	46,736	227,442	226,075
Non-capitalizable demolition costs	—	—	335	—
Acceleration of stock compensation expense due to President and Chief Executive Officer retirement	—	—	1,687	—
Charge related to the redemption of preferred securities	—	11,007	—	11,007

Core FFO allocable to diluted common shares and units (1)	57,900	57,743	229,464	237,082
Adjustments
Recurring capital improvements	(3,108)	(4,908)	(9,521)	(11,244)
Tenant improvements	(4,909)	(5,462)	(15,948)	(17,360)
Lease commissions	(3,653)	(2,240)	(8,878)	(8,267)
Non-cash rental income (2)	627	(867)	(4,713)	(3,936)
Non-cash stock compensation expense (3)	1,257	965	3,961	4,956
Cash paid for taxes in lieu of shares upon vesting of restricted stock units	(114)	(230)	(4,216)	(6,350)

FAD allocable to diluted common shares and units (1)	$48,000	$45,001	$190,149	$194,881

Distributions to common shares, noncontrolling interests, and restricted stock unit holders	$36,750	$36,749	$146,873	$146,881
Distribution payout ratio	76.6%	81.7%	77.2%	75.4%
Reconciliation of Earnings per Share to FFO per Share
Net income per common share—diluted	$0.98	$1.00	$4.52	$3.95
Gain on sale of real estate facilities	—	(0.47)	(0.77)	(0.47)
Depreciation and amortization expense	0.68	0.81	2.76	2.99

FFO per share (1)	$1.66	$1.34	$6.51	$6.47
Non-capitalizable demolition costs	—	—	0.01	—
Acceleration of stock compensation expense due to President and Chief Executive Officer retirement	—	—	0.05	—
Charge related to the redemption of preferred securities	—	0.31	—	0.31

Core FFO per share (1)	$1.66	$1.65	$6.57	$6.78

Weighted average outstanding:
Common shares	27,488	27,439	27,475	27,418
Operating partnership units	7,305	7,305	7,305	7,305
Restricted stock units	57	111	51	124
Common share equivalents	84	112	88	108

Total diluted common shares and units	34,934	34,967	34,919	34,955

(1)	FFO, Core FFO, and FAD are defined above.
(2)	Non-cash rental income includes amortization of deferred rent receivable, in-place lease intangible, tenant improvement reimbursement, and lease incentive intangible.
(3)	Amounts shown are net of accelerated stock compensation expense related to the President and Chief Executive Officer retirement, which is also excluded from the computation of Core FFO.

PS BUSINESS PARKS, INC.

Reconciliation of Selected Non-GAAP Measures to Analogous GAAP Measures

(Unaudited, in thousands)

	For the Three Months			For The Years
	Ended December 31,			Ended December 31,
	2020	2019	Change	2020	2019	Change
Rental income
Same Park	$96,573	$97,415	(0.9%)	$383,364	$381,950	0.4%
Non-Same Park	6,300	4,768	32.1%	22,109	14,276	54.9%
Multifamily	2,215	2,583	(14.2%)	9,464	10,075	(6.1%)
Assets sold (1)	—	1,409	(100.0%)	686	23,545	(97.1%)

Total rental income	105,088	106,175	(1.0%)	415,623	429,846	(3.3%)

Cost of operations
Adjusted cost of operations (2)
Same Park	28,535	27,281	4.6%	112,569	109,559	2.7%
Non-Same Park	1,881	1,595	17.9%	7,327	4,899	49.6%
Multifamily	1,180	1,019	15.8%	4,264	4,137	3.1%
Assets sold (1)	—	703	(100.0%)	143	8,614	(98.3%)
Stock compensation expense (3)	427	224	90.6%	1,210	1,134	6.7%

Total cost of operations	32,023	30,822	3.9%	125,513	128,343	(2.2%)

Net operating income (4)
Same Park	68,038	70,134	(3.0%)	270,795	272,391	(0.6%)
Non-Same Park	4,419	3,173	39.3%	14,782	9,377	57.6%
Multifamily	1,035	1,564	(33.8%)	5,200	5,938	(12.4%)
Assets sold (1)	—	706	(100.0%)	543	14,931	(96.4%)
Stock compensation expense (3)	(427)	(224)	90.6%	(1,210)	(1,134)	6.7%
Depreciation and amortization expense	(23,668)	(28,386)	(16.6%)	(96,314)	(104,249)	(7.6%)
General and administrative expense	(3,152)	(3,650)	(13.6%)	(14,526)	(13,761)	5.6%
Interest and other income	222	1,726	(87.1%)	1,234	4,492	(72.5%)
Interest and other expense	(172)	(173)	(0.6%)	(1,072)	(657)	63.2%
Gain on sale of real estate facilities	—	16,644	(100.0%)	27,273	16,644	63.9%

Net income	$46,295	$61,514	(24.7%)	$206,705	$203,972	1.3%

(1)

Amounts for the year ended December 31, 2020 include operating results attributable to two industrial buildings totaling 40,000 square feet sold in September 2020 and a 113,000 square foot office building sold in January 2020; amounts for the three months and year ended December 31, 2019 reflect the operating results of the two industrial buildings totaling 40,000 square feet sold in September 2020, the 113,000 square foot office building sold in January 2020, and 1.3 million square feet of assets sold in October 2019.

(2)	Adjusted Cost of Operations excludes the impact of stock compensation expense.
(3)

Stock compensation expense, as shown here, represents stock compensation expense for employees whose compensation expense is recorded in cost of operations. Note that stock compensation expense attributable to the executive management team (including divisional vice presidents) and other corporate employees is recorded within general and administrative expense.

(4)	NOI represents rental income less Adjusted Cost of Operations.